For immediate release

Mantra Announces Key New Team Member

March 7, 2014

Burnaby, BC – Mantra Energy Alternatives, a subsidiary of Mantra Venture Group Ltd. (OTCQB: MVTG), has announced the addition of a new management team member. Randy Gue (P.Eng.), an experienced engineer formerly of Lafarge Canada, will join the team as Industry Specialist. Patrick Dodd, Mantra’s former Chief Technology Officer, will step into the role of VP, Corporate Development.

Randy Gue worked for Lafarge Canada Inc. in for over 30 years in various roles (including production, maintenance, quality, process, and sales), and for the latter half in the field of resource recovery. In this capacity he had a continued focus on reducing the plant’s greenhouse gas emissions, and thus naturally has been integral to the development Mantra’s Lafarge-based ERC pilot plant. As Industry Specialist Mr. Gue will bring to Mantra an intimate knowledge of the cement industry and cement production processes (among other industrial processes), expertise that will be extremely valuable as Mantra continues to expand its activities and industry partners. An understanding of the myriad possibilities for the integration of Mantra’s technologies with existing industrial processes will be of great benefit as the company moves forward.

“I am very excited to now be part of the Mantra team,” says Mr. Gue. “I have been a big supporter of this technology since I was first introduced to it a number of years ago. I can see the benefits to a number of industrial sectors that currently emit CO2 and have a desire to reduce their GHG footprint. I look forward to working with this energetic group toward implementation of the ERC technology in industrial settings.”

Patrick Dodd (B.Eng., M.Eng.) has been Mantra’s CTO since January 2013, and has been successful in establishing, equipping, staffing and managing Mantra’s internal laboratory. As the lab is now firmly established, Mr. Dodd’s responsibilities have naturally shifted towards those of his new position as VP, Corporate Development. This includes the identification, initiation and fostering of partnerships and joint ventures, the creation and management of projects, and strategic decision making with the rest of the management team.

“I have only grown more optimistic about the position and trajectory of Mantra, and I am excited for the opportunity to fill this new role,” says Mr. Dodd.

“I am pleased with the addition of Randy to the team, and we expect his experience to be extremely valuable as Mantra takes big strides in 2014,” says Mantra’s CEO Larry Kristof.

About ERC

ERC, or the “Electro-Reduction of Carbon Dioxide”, is a form of “carbon capture and utilization” that converts the pollutant carbon dioxide into useful, valuable products including formic acid and formate salts. By utilizing clean electricity, the process offers the potential for an industrial plant to reduce emissions while generating a salable product and a profit.

About MRFC

In a conventional fuel cell, the fuel and oxidant flow in separate streams, separated by an ion-conducting membrane that divides the cell into discreet anode and cathode chambers. The single-cells are stacked electrically in series using bipolar flow-field plates that provide most of the stack weight and volume.

By contrast, in a mixed-reactant fuel cell, or “MRFC”, a mixture of fuel and oxidant flows through the cell as a single stream. The mixed-feed concept allows for a variety of conventional and unconventional cell stack designs including the Mantra’s patented Swiss-roll MRFC design. Simplification of MRFC systems is possible because they can operate without the gastight structures within the stack that are required for sealing, manifolding, and separating reactant delivery in conventional fuel cells. As a result, MRFCs can provide significantly less expensive fuel cell systems with high volumetric power density.

About Mantra Energy Alternatives

Mantra Energy Alternatives Ltd., a subsidiary of Mantra Venture Group Ltd., aims to become a world leader in the production of high-value, carbon-negative chemicals and fuels. Mantra is currently developing the ERC process, which will initially produce formic acid and formate salts from carbon dioxide, and will eventually be capable of generating a wide variety of products. The company seeks to simultaneously reduce anthropogenic carbon emissions, which total over 30 billion tonnes each year from fuel combustion alone, and generate value. Mantra is also developing a groundbreaking fuel cell for energy storage applications.

Mantra Venture Group is a public company quoted on the OTC QB under the symbol MVTG and on the Berlin Stock Exchange under the symbol 5MV.

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For more information go to: http://www.mantraventuregroup.com

Investor Relations: John Williams
(604) 495-1766 (Canada)
(502) 214-5932 (USA)
mantraenergy@aberdeencap.com

Company Contact: (604) 560-1503
info@mantraenergy.com
http://www.mantraventuregroup.com

Forward-looking statements: Except for the historical information contained herein, the matters discussed in this press release are forward-looking statements. Actual results may differ materially from those described in forward-looking statements and are subject to risks and uncertainties. See Mantra Venture Group’s filings with the Securities and Exchange Commission, which identify specific factors that may cause actual results or events to differ materially from those described in forward-looking statements.